Exhibit 10.18
Amendment to Employment Agreement
     This Amendment to Employment Agreement (the “Amendment”), dated November 30, 2005, is between Bally Total Fitness Holding Corporation (“Bally”), a Delaware corporation, and ___ (“Executive”).
W I T N E S S E T H
     WHEREAS, Bally and Executive have entered into that certain Employment Agreement dated as of ___, 200___(the “Agreement”);
     WHEREAS, Bally and Executive desire to amend the Agreement on the terms and conditions described herein.
     NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, Bally and Executive hereby agree as follows:
1.	Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement;

2.	Subparagraph (i) of the definition of “Change in Control” in Section 1 of the Agreement is amended to read in its entirety as follows:

An acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by, or under common control with, the Company, or (3) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii) of this Section (i);

3.	Section 4(i) of the Agreement is amended to read in its entirety as follows:

Life Insurance; Long-Term Disability Insurance. The Company shall obtain at its expense (A) life insurance coverage on the life of the Executive for each calendar year during the Term of Employment, providing a death benefit to the Executive’s designated beneficiary or beneficiaries in an amount equal to three (3) times the sum of the Executive’s annual Base Salary rate in effect as of the last day of the immediately preceding calendar year plus the amount of the Executive’s Annual Bonus paid in such preceding calendar year and (B) long-term disability insurance in excess of the benefit provided by the Company’s Group Insurance Plan for the Executive for each calendar year during the Term of Employment, such that the Executive’s long-term disability benefit totals an amount equal to 60% of the Executive’s annual Base Salary rate in effect as of the last day of the immediately preceding calendar year. The Executive is responsible for enrolling in the Company’s Group Insurance Long-Term Disability Insurance Plan.
     Except as amended hereby, the Agreement shall remain in full force and effect, and as amended the same is hereby affirmed and ratified.
     Bally and Executive have duly executed this Amendment as of the date written below.

Executive:

Date

Bally Total Fitness Holding Corporation:

By:

Date

Its:

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